ARTICLES OF AMENDMENT

OF THE ARTICLES OF INCORPORATION OF

TBX RESOURCES, INC.

The undersigned officer of the corporation, described herein, submits the following amendment to the corporation's *Articles of Incorporation* to the Secretary of State, State of Texas:

ARTICLE I

The date of incorporation was March 24, 1995, and the Charter Number is 1349922.

ARTICLE II

The article to be amended, Article Four of the *Articles of Incorporation of TBX Resources, Inc.*, states:

> The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000 of the par value of $0.01 (One Cent) each, all of which shares shall be known as Common Stock.

ARTICLE III

Article Four is to be amended as follows:

> The aggregate number of shares which the Corporation shall have authority to issue is 10,000,000 of the par value of $0.01 (One Cent) each, all of which shall be known as Preferred Stock and 100,000,000 of the par value of $0.01 (One Cent) each, all of which shares shall be known as Common Stock

ARTICLE IV

The date of adoption of this amendment is July 11, 2001.

ARTICLE V

The number of shares issued is 17,090,875. The following shareholders own a total of 8,684,533 shares and have voted to approve this amendment. These shareholders include T. Burroughs, J. Ayres, J. Clayton, C. Coley, D. York, B. Boetler, E. Brenkus, B. Ligon-Dickens, E. Baldwin, PAX Energy, B. Hainey, B. Pheland, M. Synder, J. Zager and C. Zager.

ARTICLE VI

The amendment will be effective upon filing.

The manner of the adoption of these *Articles of Amendment*, and the vote by which they were adopted, constitute full legal compliance with the provisions of applicable law, the corporation's *Articles of Incorporation*, and the Corporation's *Bylaws*.

I HEREBY VERIFY, subject to the penalties of perjury that the statements contained are true and correct.

SIGNED on this the 17th day of July, 2001.

Timothy P. Burroughs, President

RECEIVED
AUG 02 2001
BY:

RESOLUTION OF A SPECIAL MEETING OF THE SHAREHOLDERS OF TBX RESOURCES, INC.

The undersigned, being the holders of the majority of the shares issued by TBX Resources, Inc., a Texas corporation (the "Corporation"), hereby consent to, approve and adopt the following preambles and resolutions as adopted at a Special Meeting of the Shareholders for the Corporation duly called and held at 10:00 a.m., Tuesday, July 17, 2001, at the offices of the Company, 12300 Ford Road, Suite 190, Dallas, Texas 75234.

WHEREAS, it is deemed to be in the best interest of the Corporation to increase the amount of authorized stock, in addition to the currently authorized 100,000,000 Common Shares, to include an additional 10,000,000 Preferred Shares.

WHEREAS, it is deemed to be in the best interests of the Company to have a majority of the shareholders of the Company execute this resolution utilizing counterparts.

NOW, THEREFORE, IT RESOLVED, that the Corporation is authorized to issue 10,000,000 shares of preferred stock at $0.01 (One Cent) par value each.

EXECUTED as of the 17th day of July, 2001.

Joe Zager